Exhibit 99.1
Trident Microsystems Names David L. Teichmann as General Counsel & VP of
Human Resources
Executive Team Strengthens Corporate Governance and Organizational Foundation
SANTA CLARA, Calif., Apr. 3/PRNewswire-FirstCall/ — Trident Microsystems, Inc. (Nasdaq: TRID - News) Trident Microsystems, Inc. (NASDAQ: TRID), a leading provider of digital TV technology for the consumer digital video marketplace, today announced that David L. Teichmann has joined the company as its General Counsel, Vice President of Human Resources and Corporate Secretary, effective April 2, 2007, reporting to the Chief Executive Officer.
Teichmann, 51, is a seasoned legal and human resources executive with over 20 years of experience providing counsel and leadership to Silicon Valley companies operating globally. As the Senior Vice President, General Counsel and Secretary of GoRemote Internet Communications, Inc., a secure managed global remote access solutions provider, he guided the company through its initial public offering in 1999 and its acquisition by iPass, Inc. in 2006. From 1993 to July 1998, he served in various positions at Sybase, Inc., an enterprise software company, including Vice President, International Law as well as Director of European Legal Affairs based in The Netherlands. From 1989 to 1993, Teichmann was Assistant General Counsel for Tandem Computers Corporation, a fault tolerant computer company, handling legal matters in Asia-Pacific, Japan, Canada and Latin America. He began his legal career as an attorney with the Silicon Valley-based Fenwick & West LLP. Teichmann holds a B.A. degree in Political Science from Trinity College, an M.A.L.D. degree in Law & Diplomacy from the Fletcher School of Law & Diplomacy and a J.D. degree from the University of Hawaii School of Law. He was also a Rotary Foundation Scholar at the Universidad Central de Venezuela, where he did post-graduate work in Latin American Economics and Law.
“We are delighted to have David join Trident’s executive management team,” said Trident Chairman and Acting Chief Executive Officer Glen Antle. “David’s background as a public company general counsel, his breadth of experience as an international technology and transactions lawyer and his organizational management skills will serve us well as we continue to deliver on our commitment to build a foundation of strong corporate governance and enhance our position of industry leadership.”
The appointment of Mr. Teichmann fulfills one of the remedial measures prompted by the Company’s Board of Directors as a result of the investigation into the Company’s historical stock option practices. As disclosed in its press release and current report on Form 8-K filed on November 20, 2006, the Company indicated that as part of such remedial measures, the Company would improve its capability in the area of legal and human resources by creating an in-house legal function within the Company and retaining more senior human resources assistance.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, and DCRT. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.

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